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                                                                    EXHIBIT 10.1


                                MIDWAY GAMES INC.
                            3401 N. CALIFORNIA AVENUE
                                CHICAGO, IL 60618



                                                              October 30, 2000



Mr. Neil D. Nicastro
999 N. Sheridan Road
Lake Forest, IL 60045

Dear Mr. Nicastro:

         Reference is made to your Employment Agreement dated July 1, 1996 (the "Employment Agreement") between Midway Games Inc. ("Midway") and you, as amended March 5, 1998, November 5, 1999 and May 4, 2000.

         This letter reflects our agreement to further amend the Employment Agreement as follows:

         1. Paragraphs 6(a) and 6(b) of the Employment Agreement are amended in their entireties to read as follows:

              "(a) In the event Nicastro shall die during the term of this Agreement but prior to his "Retirement Date" (as hereinafter defined), Midway shall, in addition to the benefits which may become payable pursuant to subparagraph 3(c), deliver all of the "Retirement Shares" (as hereinafter defined) to such person or persons as Nicastro shall, at his option, from time to time designate by written instrument delivered to Midway, each subsequent designation to be deemed to revoke all prior designations, or if no such designation is made to his estate.


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              (b) "Retirement Date" shall mean the later to occur of (i) the date on which Nicastro shall become forty-five (45) years old or (ii) the date of the termination of Nicastro's employment by Midway.
         Midway will deliver to Nicastro, on the first day of the first month following his Retirement Date and on the first day of each month thereafter, for a period of ten (10) years 5,065 shares of Midway common stock, and an additional twenty three (23) shares on the first day of each of the sixtieth (60th) month and the one hundred twentieth (120th) month (for a total of 607,846 shares (the "Retirement Shares")). The number of Retirement Shares may be adjusted pursuant to the provisions set forth below. In the event that Nicastro shall die after his Retirement Date but before the Retirement Shares have been fully delivered to him, the balance of the Retirement Shares shall be immediately delivered to his estate."


         2. A new paragraph 6(d) shall be added to the Employment Agreement which shall read as follows:

              "(d) Midway covenants and agrees as follows:


                   (i) Midway will cause to be reserved and kept available out of authorized and issued shares of Midway common stock held in its treasury, and to the extent Midway treasury shares are insufficient, out of authorized and unissued shares of Midway common stock, the number of shares of Midway common stock that will be sufficient to permit all of the Retirement Shares to be delivered in accordance with the terms of this Agreement.

                   (ii) So long as the shares of Midway common stock deliverable pursuant to this Agreement are listed on any national securities exchange or automated quotation system, Midway will use its best efforts to cause all shares

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         reserved for such issuance to be listed on such exchange or quotation system upon official notice of issuance.

                   (iii) Midway will, in sufficient time prior to the delivery of the Retirement Shares, use its best efforts to (A) file a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Retirement Shares, (B) cause such registration statement to become effective and (C) cause such registration statement to remain effective (together with a resale prospectus at all times meeting the requirements of the Act) until all of the Retirement Shares have been sold by Nicastro, unless such registration statement is no longer required for Nicastro to publicly offer and sell such shares.

                   (iv) Midway will take such action as may be necessary to ensure that all Retirement Shares shall, at the time of delivery of the certificates for such shares, be duly and validly authorized and issued and fully paid and nonassessable.

                   (v) Midway will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Retirement Shares to Nicastro.

                   (vi) Until delivered to Nicastro in accordance with this Agreement, the Retirement Shares shall not be deemed outstanding for any purpose, including, without limitation, the right to vote.

                   (vii) The number and kind of Retirement Shares are subject to adjustment from time to time as herein provided.

                        (A) In the event Midway shall at any time after October 1, 2000 (v) declare a dividend on Midway common stock payable in shares of Midway common stock, (w) effect a spin-off or split-up such that holders of Midway common stock become entitled to receive securities of another entity in respect of or in exchange for shares of Midway common stock (x) subdivide the outstanding Midway common stock into a greater number of shares, (y) combine the outstanding Midway common stock into a smaller number of share, or (z) issue any shares of its capital stock in a reclassification of the Midway common stock (including any such reclassification in


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         connection with a consolidation or merger in which Midway is the continuing or surviving corporation), the number and kind of shares of Midway common stock or other securities, as the case may be, issuable with respect to the Retirement Shares, shall be proportionately adjusted so that Nicastro shall be entitled to receive the aggregate number and kind of shares of Midway common stock or securities, as the case may be, that he would have been entitled to receive by virtue of such dividend, spin-off, split-up, subdivision, combination or reclassification had he owned the Retirement Shares on the record date for such dividend, spin-off, split-up, subdivision, combination or reclassification; provided, however, that in the case of any spin-off or split-up if, in the opinion of Midway's chief financial officer, the foregoing adjustment provisions will jeopardize the tax free nature of such spin-off or split-up, then Midway's chief financial officer may make such other adjustments as he deems to be appropriate in order to preserve the tax free nature of the spin-off or split-up and to fairly protect Nicastro against a diminution in value of the Retirement Shares by reason of such spin-off or split-up.

                        (B) In the event that, directly or indirectly, (x) Midway shall consolidate with, or merge with any other person and, in connection with such consolidation or merger, all or part of the outstanding shares of Midway common stock shall be changed into or exchanged for stock or other securities of any other person and/or cash or any other property, or (y) Midway shall sell or otherwise transfer (or one or more of Midway's subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of Midway and its subsidiaries (taken as a whole) to any person or persons then, and in each such case, proper provisions shall be made so that Nicastro shall thereafter have the right to receive under this Agreement, at the times he would otherwise be entitled to receive the Retirement Shares, in lieu thereof, such securities, assets, cash and/or other consideration, as the case may be, as he would have been entitled to receive had he


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         owned the Retirement Shares on the record date for the determination of shareholders entitled to such securities, assets, cash and/or other consideration.

                        (C) If, as a result of an adjustment made pursuant to this Agreement, Nicastro shall become entitled to receive any shares of capital stock or other consideration other than Midway common stock, thereafter the number of such other shares or other consideration so receivable hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of this subparagraph 6(d)(vii) with respect to the Midway common stock.

                        (D) All adjustments hereunder shall be made in good faith by the Chief Financial Officer of Midway, whose determination, absent manifest error, shall be final.

                   (viii) Midway may establish appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the issuance of Retirement Shares."

         3. Paragraph 9(b) of the Employment Agreement shall be amended to delete subparagraph 9(b)(i)(III), and in lieu thereof to add the following at the end of subparagraph 9(b)(i):

            "In addition to all other payments and rights set forth above, all Retirement Shares not delivered to Nicastro prior to the date of the lump sum payments referred to above shall be immediately delivered to him at the time of delivery of such lump sum payments."

         In all other respects, the Employment Agreement is hereby confirmed and is in full force and effect.



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         Please indicate your agreement to the foregoing by signing this letter in the space provided.


                                           Very truly yours,



                                           MIDWAY GAMES INC.


                                           By: /s/ Harold H. Bach, Jr.
                                              ---------------------------
                                              Harold H. Bach, Jr.
                                              Executive Vice President - Finance


Accepted and Agreed to:


/s/ Neil D. Nicastro
------------------------
Neil D. Nicastro





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